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As filed with the Securities and Exchange Commission on November 14, 2003

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

GENAISSANCE PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	06-1338846 (I.R.S. Employer Identification Number)

Five Science Park
New Haven, Connecticut 06511
(203) 773-1450
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

KEVIN RAKIN
President and Chief Executive Officer
Genaissance Pharmaceuticals, Inc.
Five Science Park
New Haven, Connecticut 06511
(203) 773-1450
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:

STEVEN D. SINGER, ESQ.
Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Telephone: (617) 526-6000
Telecopy: (617) 526-5000

        Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE(1)

Title of Shares to be Registered	Amount to be Registered(1)	Proposed Maximum Per Offering Price Share(2)	Proposed Maximum Offering Aggregate Price(2)	Amount of Registration Fee

Common Stock, $0.001 par value per share	4,600,000	$2.83	$13,018,000	$1,054.00

(1)
Consists of (a) 2,700,000 shares of common stock, $.001 par value per share, issuable upon conversion of an aggregate of 270,000 shares of series A preferred stock, $.001 par value per share, (b) 1,900,000 shares of common stock issuable upon conversion of 190,000 shares of series A preferred stock, such preferred shares being issuable upon exercise of a preferred stock warrant, (c)             shares of common stock issued upon conversion at the time of Genaissance's initial public offering of an aggregate of            shares of certain series of preferred stock, (d)             shares of common stock issuable upon exercise of outstanding warrants and (e) an indeterminate number of additional shares of common stock as may from time to time be issued with respect to the foregoing securities as a result of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, which shares are registered hereunder pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act").

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the per share high and low sale prices of the common stock as quoted on The NASDAQ National Market on November 12, 2003.

        Genaissance hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Genaissance shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2003

PROSPECTUS

GENAISSANCE PHARMACEUTICALS, INC.

            SHARES OF COMMON STOCK

        This prospectus relates to resales at various times, and from time to time, by the selling stockholders identified herein of:

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  2,700,000 shares of our common stock issuable upon conversion of 270,000 shares of our series A preferred stock, which were issued pursuant to a series A purchase agreement dated as of October 29, 2003;

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  1,900,000 shares of our common stock issuable upon conversion of 190,000 shares of our series A preferred stock, such preferred shares being issuable pursuant to the exercise of a preferred stock warrant dated as of October 29, 2003;

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  shares of our common stock issued upon conversion at the time of our initial public offering of            shares of our series A/KBL preferred stock, which were issued pursuant to a purchase agreement dated as of August 24, 1998;

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  shares of our common stock issued upon conversion at the time of our initial public offering of            shares of our series B/KBH preferred stock, which were issued pursuant to purchase agreements dated as of February 17, 2000 and March 8, 2000;

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  shares of our common stock issued upon conversion at the time of our initial public offering of            shares of our series C preferred stock, which were issued pursuant to a purchase agreement dated as of March 10, 2000; and

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  shares of our common stock issuable upon exercise of certain outstanding warrants.

        The securities described above were issued to several investors who we refer to in this prospectus, along with their pledgees, donees, transferees or other successors-in-interest, as the selling stockholders. This offering is not being underwritten.

        All of the shares being offered by this prospectus are being offered by the selling stockholders. We will not receive any proceeds from the sale of the shares of our common stock in this offering. However, upon any exercise of the warrants for cash, we will receive the exercise price of the warrants.

        The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

        Our common stock is traded on The NASDAQ National Market under the symbol "GNSC." On November 12, 2003, the closing sale price of our common stock on The NASDAQ National Market was $2.90 per share. You are urged to obtain current market quotations for our common stock.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                       , 2003.

i

PROSPECTUS SUMMARY

        This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors," beginning on page 2. References in this prospectus to "Genaissance," "we," "us" and "our" refer to Genaissance Pharmaceuticals, Inc., unless the context otherwise requires.

Genaissance Pharmaceuticals, Inc.

        We are a leader in the discovery and use of human gene variation for the development of a new generation of DNA-based diagnostic and therapeutic products. Our technology, services and clinical development expertise are marketed to biopharmaceutical and diagnostic development companies, as a comprehensive solution to their pharmacogenomic needs. Our goal is to improve drug development, physicians' ability to prescribe drugs and patients' lives by elucidating the role of genetic variation in drug response. Additionally, we provide Good Laboratory Practices (GLP) compliant DNA banking and research and GLP compliant genotyping and related services to a variety of companies.

        We were incorporated in Delaware on February 22, 1992 and changed our name to Genaissance Pharmaceuticals, Inc. on March 18, 1997. Our principal executive offices are located at Five Science Park, New Haven, Connecticut 06511. Our telephone number is (203) 773-1450. Our website is located at http://www.genaissance.com. The information on our Internet website is not incorporated by reference into this prospectus.

The Offering

Common stock offered	shares of our common stock are being offered by this prospectus. All of the shares offered by this prospectus are being sold by the selling stockholders.
Use of proceeds
We will not receive any proceeds from the sale of shares of common stock in this offering. However, upon any exercise of the warrants described herein for cash, we will receive the exercise price of the warrants.
The NASDAQ National Market symbol	"GNSC".

        The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

        The Genaissance name and logo are trademarks or registered trademarks of Genaissance. This prospectus also includes trademarks, service marks and trade names of other companies.

        We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

The issuance and sale of our securities could have the effect of substantially diluting the interests of our current stockholders.

        On October 29, 2003, we issued and sold an aggregate of 270,000 shares of our series A preferred stock and granted the purchaser of such shares a warrant, exercisable at any time until December 31, 2005, to purchase an additional 190,000 shares of our series A preferred stock at $22.50 per share. Under specified circumstances, the purchaser is required to exercise the preferred stock warrant. Each share of our series A preferred stock is currently convertible into ten shares of our common stock. Consequently, assuming the exercise of the preferred stock warrant, on an as-converted basis, an aggregate of 4,600,000 shares of our common stock may be issued to the series A purchaser. Any issuance of shares of our common stock upon conversion of shares of our series A preferred stock could have the effect of substantially diluting the interests of our current stockholders. Moreover, any sale of these shares of common stock into the public market could cause a decline in the trading price of our common stock.

Our redemption obligations under our series A preferred stock could have a material adverse effect on our financial condition.

        Under the terms of our series A preferred stock, we are required, unless the holders of at least 66 2/3% of our outstanding series A preferred stock elect otherwise, to redeem all then outstanding shares of our series A preferred stock if one or more of the following events occurs:

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  our common stock is delisted from The NASDAQ National Market;

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  we issue shares of our common stock or securities convertible into common stock, with a purchase price of less than $2.25 per share, other than in limited circumstances;

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  we breach any representation or warranty contained in the series A purchase agreement or the registration rights agreement that has a material adverse effect on the holders of our series A preferred stock;

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  we breach any covenant or fail to perform any of our obligations under the series A purchase agreement or the registration rights agreement that has a material adverse effect on the holders of our series A preferred stock;

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  an involuntary case is commenced against us under any bankruptcy, insolvency or other similar law or we commence a voluntary case under any bankruptcy, insolvency or other similar law or consent to any receivership, liquidation or assignment for the benefit of creditors;

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  we default under any agreement entered into on or after October 7, 2003 under which we have incurred indebtedness for borrowed money in excess of $500,000;

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  we fail in good faith to attempt to cause this registration statement to become effective by February 26, 2004; or

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  we, prior to October 29, 2008, liquidate, dissolve or wind-up, transfer all or substantially all of our assets or are party to a merger or other change in control transaction in which our stockholders do not own a majority of our outstanding voting securities after such transaction.

        If we are required to redeem our series A preferred stock due to any of the foregoing events, we are required to pay each holder of our series A preferred stock the original purchase price, plus an amount equal to the dividends that would otherwise have accrued and been payable on such shares through October 29, 2008 that have not otherwise been paid as of the redemption date.

        In addition, the holders of at least 66 2/3% of the outstanding shares of our series A preferred stock may elect to require us to redeem all outstanding shares of our series A preferred stock for the original purchase price, plus all accrued but unpaid dividends as of the redemption date, on either October 29, 2006, 2007 or 2008.

        A redemption of the series A preferred stock will reduce the cash we have available to fund operations, research and product development, capital expenditures and other general corporate purposes. In addition, we have incurred net losses in the past and expect to incur losses in the future, which may impair our ability to generate the cash required to meet our obligations under our series A preferred stock. If we cannot generate sufficient cash to meet these obligations, we may be required to incur additional indebtedness or raise additional capital, which may negatively impact our stockholders.

The purchaser of our series A preferred stock owns a substantial portion of our capital stock, which may afford the purchaser significant influence over our affairs.

        As of November 10, 2003, the purchaser of our series A preferred stock held or had the right to acquire 19.7% of our outstanding common stock (as converted to common stock), including shares of our common stock which the purchaser previously purchased in the open market. As a result, this stockholder has significant influence over any change in control of us that may be favored by other stockholders and could otherwise exercise significant influence over all corporate actions requiring stockholder approval, including the approval of some mergers and other significant corporate transactions, such as a sale of substantially all of our assets or the defeat of any non-negotiated takeover attempt that might otherwise benefit the public stockholders.

The agreements and instruments governing the rights and preferences of our series A preferred stock impose restrictions on our business and limit our ability to undertake certain corporate actions.

        Our charter and the series A purchase agreement govern the terms of our series A preferred stock and impose significant restrictions on our business. These restrictions may limit our ability to operate our business and to take advantage of potential business opportunities as they arise. Our charter places restrictions on our ability to, without the consent of the holders of at least 66 2/3% of the outstanding shares of our series A preferred stock, among other things:

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  alter or change the rights, preferences or privileges of our series A preferred stock, including any increase in the number of authorized shares of our series A preferred stock;

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  incur more than a specified level of indebtedness;

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  create, incur or assume specified liens; or

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  declare or pay dividends, redeem stock or make other distributions to stockholders, other than in limited circumstances.

        Events beyond our control, including prevailing economic, financial and industry conditions, may affect our ability to comply with these restrictions. In addition, the holders of our series A preferred stock have the right to participate in future capital raising transactions of ours. The existence of this right may substantially reduce our ability to establish terms with respect to, or enter into, any financing with parties other than the series A purchaser. The terms of any additional financing we may enter into may impose constraints on our ability to operate our business as we deem appropriate. These restrictions and covenants could limit our ability to take advantage of financing, merger and acquisitions or other corporate opportunities, which could adversely affect our business and financial condition and your investments in our common stock.

We are an early stage company with a history of losses and we expect to incur net losses for the foreseeable future such that we may never be profitable.

        We have incurred substantial operating losses since our inception. As of September 30, 2003, we have generated only minimal revenue from our HAP™ Partnership program and our pharmacogenomic support services, and we do not expect to generate significant revenues for several years, if ever. From inception through September 30, 2003, we had an accumulated deficit of approximately $208.0 million. Our losses to date have resulted principally from costs we incurred in the development of our HAP™ Technology, in our clinical trials and from general and administrative costs associated with operations. We expect to devote substantially all of our resources to service our HAP™ Partnership program and STRENGTH program partners, our pharmacogenomic support services customers and our CARING and Long QT programs and to maintain our HAP™ Technology.

        We expect to incur additional losses this year and in future years, and we may never achieve profitability. In addition, pharmaceutical and biotechnology companies are only now beginning to use products such as ours in their drug and diagnostic development or marketing efforts and, accordingly, they may not choose to use our HAP™ Technology. We do not expect our losses to be substantially mitigated by revenues from our HAP™ Partnership and STRENGTH programs, and our CARING and Long QT programs, if any, or from our pharmacogenomic support services for a number of years.

We currently rely on a limited number of licensing and service arrangements for substantially all of our revenues. As a result, the loss of one major customer or our inability to secure additional significant customers during a given period would have an adverse effect on our business and operating results.

        We are dependent upon a limited number of licensing and service arrangements that represent substantially all of our revenues. In the quarter ended September 30, 2003, two of our customers accounted for 47% of our total revenues. The agreement with the one of the two customers expires in the fourth quarter of 2003. If we are unable to replace, upon substantially similar terms, the agreement that expires in the fourth quarter of 2003, or if we lose any of our other remaining significant customers, it would have a material adverse effect on our revenues and on our business in general and could cause volatility or a decline in our stock price.

To generate significant revenues, we must obtain additional customers for our HAP™ Partnership program and our STRENGTH, CARING and Long QT programs and for our pharmacogenomic support services.

        Our strategy depends on entering into agreements with pharmaceutical and biotechnology companies for our HAP™ Partnership program and our STRENGTH, CARING and Long QT programs and obtaining additional customers for our pharmacogenomic support services. We currently have a HAP™ Partnership program with five pharmaceutical and biotechnology companies as well as an agreement with a major diagnostic company to commercialize exclusively the diagnostic rights and non-exclusively the product development rights from our STRENGTH program. Our contracts for our pharmacogenomic support services are specific limited-term projects. We may not be successful in obtaining additional partners for our HAP™ Partnership program and our STRENGTH program or obtaining any partners for our CARING or Long QT programs or obtain sufficient new customers for our pharmacogenomic support services to replace our current projects. If we are unsuccessful in finding additional partners for our HAP™ Partnership program and our STRENGTH program or in finding any partners for our CARING or Long QT programs or new customers for our pharmacogenomic support services, we may never generate sufficient revenues to sustain our operations. In addition, we expect that some of our future HAP™ Partnership program collaborations, like some of our current HAP™ Partnership program collaborations, will be limited to specific, limited-term projects or that some of these collaborations may not be renewed. Accordingly, we must continually obtain new customers to be successful. To date, the integration of pharmacogenomics into drug development and marketing has not achieved widespread market acceptance.

If the estimates we make, and the assumptions on which we rely, in preparing our financial statements prove inaccurate, our actual results may vary from those reflected in our projections.

        Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, revenues and expenses, the amounts of charges accrued by us and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable at that time under the circumstances. There can be no assurance, however, that our estimates or the assumptions underlying our estimates will be correct.

We may require additional funding to fund operations and repay debt and we may not be able to obtain any.

        We have used substantial amounts of cash to fund our research and development activities. We will continue to spend funds to service our HAP™ Partnership program and STRENGTH program partners, our pharmacogenomic support services customers and our CARING and Long QT programs and to maintain our HAP™ Technology. We plan to pay for these activities with funds from:

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  our existing cash and investment securities; and

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  income that we may receive from our HAP™ Partnership program and STRENGTH program partners and pharmacogenomic support services customers.

        We intend to rely on our current HAP™ Partnership program and STRENGTH program partners and future partners, if any, and our current pharmacogenomic support services customers and future customers, if any, for significant funding in the future to support our development efforts. To execute our business plans, we will need to grow our revenues significantly each year. We cannot be certain when we will begin to receive additional income, if at all, from our HAP™ Partnership and STRENGTH programs and our pharmacogenomic support services and income, if any, from our CARING and Long QT programs. If we do not receive this income or do not receive it as rapidly as we expect, we would spend our existing cash and investment securities more rapidly than we currently plan.

        We believe that our existing cash reserves will be sufficient to support our expected net losses, debt obligations and capital expenditures for at least 18 months. We cannot assure you that we will be able to obtain new partners or to generate the increased revenues required to meet our business plan objectives. In addition, to execute our business plans, we may need to seek additional funding through public or private equity offerings, debt financings or through commercial partners. We cannot assure you that we will obtain additional partners or capital funding on acceptable terms, if at all. If we are unable to generate sufficient revenues or access capital on acceptable terms, we may be required to obtain funds on unfavorable terms that may require us to relinquish rights to certain of our technologies or that would significantly dilute our stockholders and/or significantly scale back current operations. Either of these two possibilities would have a material adverse effect on our business.

Our HAP™ Technology may not allow our partners to develop commercial products or to increase sales of their marketed products.

        We developed our HAP™ Technology on the assumption that information about gene variation and gene variation associated with drug response may help drug development professionals better understand the drug response of particular populations and complex disease processes. Although the pharmaceutical and biotechnology industries are increasing their use of genomics in analyzing drug response and diseases, we are aware of only one successful drug program applying population genomics.

        We discover HAP™ Markers for pharmaceutically relevant genes. If we are unable to find HAP™ Markers for pharmaceutically relevant genes in a timely manner, our potential partners may lose confidence in our HAP™ Technology and our company, which could decrease our ability to generate revenues. Even if we are able to discover HAP™ Markers for pharmaceutically relevant genes, this information may not prove to be superior to genomic variation information discovered by our competitors. Furthermore, pharmaceutical and biotechnology companies may not choose our HAP™ Technology over competing technologies.

        Our DecoGen® Informatics System may also be less effective than we expect or may not allow our partners or us to determine a correlation between drug response and genomic variation. Furthermore, even if our partners or we are successful in identifying such a correlation, our partners may not be able to develop or sell commercially viable products nor may our partners be able to increase the sales of their marketed products using this correlation. Accordingly, our HAP™ Markers and HAP™ Technology may not improve the development, marketing and prescribing of drugs or the development and marketing of diagnostics developed by our HAP™ Partnership program and STRENGTH program partners.

If we are unable to obtain intellectual property protection for our HAP™ Technology, trade secrets or know how, we may not be able to operate our business profitably.

        Our success depends, in part, on our ability to protect our HAP™ Technology, any associations that we find between clinical outcomes and genetic variation and any other proprietary software, methods and technologies that we develop, either as a trade secret or under the patent and other intellectual property laws of the United States and other countries, so that we can prevent unauthorized entities from using our inventions and proprietary information. Because patent applications that were filed prior to November 29, 2000 in the United States are confidential until patents issue, third parties may have filed patent applications for technology covered by our pending patent applications without our being aware of those applications, and our patent applications may not have priority over any patent applications of others. We are aware that there are other firms or individuals who have discovered, or are currently discovering, information similar to the information we are discovering, who may have filed, and in the future are likely to file, patent applications that are similar or identical to our HAP™ Technology patent applications.

        Our pending patent applications may not result in issued patents. The patent positions of pharmaceutical and biotechnology companies, including ours, are generally uncertain as a result of the uncertain state of the patent law in the biotechnology field. There is no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in biotechnology patents, particularly those involving genomics. In addition, some interest groups are lobbying for restrictions on patenting of genetic tests.

We may be unable to develop or commercialize our HAP™ Technology if we cannot establish additional collaborative relationships and we will depend on our partners to develop or to co-develop products.

        We currently have a HAP™ Partnership program with five pharmaceutical and biotechnology companies as well as an agreement with a major diagnostic company to commercialize exclusively the diagnostic rights and non-exclusively the product development rights from our STRENGTH program. We do not currently have any partners for our CARING or Long QT programs. As a result, part of our current and future revenues will depend on payments from our current HAP™ Partnership program and STRENGTH program partners and our future HAP™ Partnership, STRENGTH, CARING and Long QT program partners, if any, for either the new products they may develop, or for increased sales of their existing products, made possible through the use of our HAP™ Technology. If we are unable to attract new HAP™ Partnership program and STRENGTH program partners or any partners for our CARING and Long QT programs, we may never generate sufficient revenues to sustain our operations.

        Our partners for our HAP™ Partnership program and STRENGTH program and our partners, if any, for our CARING and Long QT programs, will be responsible for pre-clinical study and clinical development of therapeutic and diagnostic products and for regulatory approval, manufacturing and marketing of any products or enhanced marketing claims that result from the application of our HAP™ Technology. Our current agreements with these partners, and we anticipate that any future agreements with partners, will allow them significant discretion in pursuing these activities. We cannot control the amount and timing of resources that any such current or potential partners will devote to our programs or potential products. Our HAP™ Partnership program and STRENGTH program arrangements and our CARING and Long QT program arrangements, if any, may also have the effect of limiting the areas of research that we may pursue either alone or with others. Because part of our revenues will be dependent on the successful commercialization or development of our partners' products, if, for any reason, a HAP™ Partnership program partner or our STRENGTH program partner delays or abandons its development or commercialization of a product developed using our HAP™ Technology, we may receive reduced royalty or other payments or no royalty or other payments at all. In addition, because part of our future revenues will be dependent on the successful commercialization of additional aspects of our HAP™ Partnership and STRENGTH programs with partners and the successful commercialization of our CARING and Long QT programs with partners, if, for any reason, a partner delays or abandons its development or commercialization of these additional aspects of our HAP™ Partnership program or STRENGTH program or its development or commercialization of our CARING and Long QT programs, we may receive reduced royalty or other payments or no royalty or other payments at all.

        Although we intend to retain the rights to all HAP™ Markers, which we discover as well as to any HAP™ Markers discovered jointly with our HAP™ Partnership and STRENGTH program partners and with our CARING and Long QT program partners, if any, we have not always and may not always be able to negotiate the retention of these rights. Furthermore, disputes may arise in the future over the ownership of rights to HAP™ Markers as well as any other technology we develop with our HAP™ Partnership and STRENGTH program partners or with our CARING and Long QT program partners, if any. These and other possible disagreements between our HAP™ Partnership and STRENGTH program partners and us or between our CARING and Long QT program partners, if any, and us could lead to delays in the research, development or commercialization of their products. These disagreements could also result in litigation or require arbitration to resolve. Any of these events could prevent us from effectively marketing our HAP™ Technology.

We invest considerable amounts of time, effort, and money to license our HAP™ Technology and, if we are unable to license our technology, we may not generate sufficient revenue to sustain our operations.

        Our ability to obtain partners for our HAP™ Partnership program and our STRENGTH, CARING and Long QT programs will depend in significant part upon the pharmaceutical and biotechnology industries' acceptance that our HAP™ Technology can help accelerate or improve their drug and diagnostic development and marketing efforts. To achieve market acceptance, we must continue to educate the pharmaceutical and biotechnology industries and the public in general as to the potential benefits of our HAP™ Partnership, STRENGTH, CARING and Long QT programs. Most importantly, we must convince the research and development, clinical and marketing departments of pharmaceutical and biotechnology companies that our HAP™ Technology can accelerate and improve the processes for developing, marketing and prescribing drugs and for developing and marketing diagnostics and that our HAP™ Partnership, STRENGTH, CARING and Long QT programs will be commercially viable. If we fail to gain this acceptance, we may never generate sufficient revenues to sustain our operations. We may expend substantial funds and management effort to market our HAP™ Partnership, STRENGTH, CARING and Long QT programs, without any resulting revenues.

Our ability to make any acquisition is dependent on the availability of adequate cash and the attractiveness of our stock price.

        We anticipate that any future acquisitions of businesses or technologies will be financed through cash from operations, the issuance of shares of our common stock and/or seller financing. We cannot assure you that we will have sufficient existing capital resources or that we will be able to raise sufficient additional capital resources on terms satisfactory to us, if at all, in order to meet our capital requirements for such acquisitions.

        We also believe that a significant factor in our ability to close acquisitions using stock as consideration will be the attractiveness of our common stock for potential acquisition candidates. This attractiveness may, in large part, be dependent upon the relative market price and capital appreciation prospects of our common stock compared to the equity securities of our competitors. The trading price of our common stock on the NASDAQ National Market could in the future materially adversely affect our acquisition program.

Integration or acquisitions or strategic investments could interrupt our business and our financial condition could be harmed.

        From time to time, we may acquire or make strategic investments in other businesses or technologies. For example, on May 15, 2003, pursuant to the approval of the United States Bankruptcy Court, we purchased substantially all of the assets and assumed certain liabilities of DNA Sciences. The DNA Sciences acquisition, as well as any other acquisitions or strategic investments we may make in the future, entail numerous risks that include the following:

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  difficulties integrating any acquired operations, personnel, technologies or products;

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  diversion of management's focus from our core business concerns;

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  entering markets in which we have no or limited prior experience or knowledge;

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  exposure to litigation from stockholders or creditors of, or other parties affiliated with, the target company or companies;

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  dilution to existing stockholders and earnings per share; and

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  incurrence of substantial debt.

        Any such difficulties encountered as a result of a merger, acquisition or strategic investment could adversely affect our business, operating results and financial condition.

If we are unable to prevent others from unauthorized use of, or are unable to defend our use of, our HAP™ Technology, trade secrets or know how, we may not be able to operate our business profitably.

        Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary. The issuance of a patent does not guarantee that it is valid or enforceable. Thus, even if we obtain patents, they may not be valid or enforceable against third parties.

        We also rely upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain our competitive position. We generally protect this information with reasonable security measures, including confidentiality agreements signed by our employees, academic collaborators and consultants that provide that all confidential information developed or made known to others during the course of the employment, consulting or business relationship will be kept confidential except in specified circumstances. Agreements with employees, consultants and collaborators generally provide that all inventions conceived by the individual while employed by us are our exclusive property. If employees, consultants or collaborators do not honor these agreements, we may not have adequate remedies for breach. Furthermore, our trade secrets may otherwise become known or be independently discovered by competitors.

        Further, a patent does not provide the patent holder with freedom to operate in a way that infringes the patent rights of others. A third party may sue us for infringing on its patent rights. Likewise, we may need to resort to litigation to enforce a patent issued to us or to determine the scope and validity of third party proprietary rights. The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our management's focus from our core business concerns. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue our operations.

        If any party should successfully claim that the creation or use of our HAP™ Technology or HAP™ Marker association data infringe upon their intellectual property rights, in addition to any damages we might have to pay, a court could require us to stop the infringing activity or obtain a license on unfavorable terms. Moreover, any legal action against us or any of our program partners claiming damages or seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require us or our HAP™ Partnership and STRENGTH program partners or any CARING and Long QT program partners, if any, to obtain a license in order to continue to manufacture or market the affected products and processes. Any license required under any patent may not be made available on commercially acceptable terms, if at all. In addition, some licenses may be non-exclusive and, therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to market effectively some of our HAP™ Technology, which could limit our profitability and possibly prevent us from generating revenue sufficient to sustain our operations.

Regulatory oversight of our HAP™ Technology and public opinion regarding ethical issues surrounding the use of genetic information may adversely affect our ability to market our products and services.

        Currently, there is limited Food and Drug Administration (FDA) regulation of genetic tests. The Secretary's Advisory Committee on Genetic Testing, an advisory panel to the Secretary of the U.S. Department of Health and Human Services, has recommended that the FDA expand its regulation of genetic testing to require FDA approval for all new genetic tests and labeling of genetic tests. If the FDA adopts this recommendation, it may require that we, or our partners, apply for FDA approval as a prerequisite to marketing genetic tests that incorporate our products and services. If the FDA were to deny any application of this kind, it could adversely affect our business and we may be unable to generate sufficient revenues to sustain our operations.

        The FDA has only once required that a physician must have genomic variation information determined about a patient before the doctor prescribes a drug. In this one instance, the FDA has stipulated that this requirement can be fulfilled with either gene expression information or genomic variation information. On November 3, 2003, the FDA issued draft guidance that encourages drug and biologic developers to conduct pharmacogenomic tests during drug development and clarified how the FDA will evaluate the resulting data. The guidance provides specific criteria and recommendations on the submission of pharmacogenomic data in connection with Investigational New Drug Applications, New Drug Applications and Biological License Applications. The guidance includes information on the type of data needed and how the FDA will or will not use such data in regulatory decisions. The FDA asked for voluntary submissions of research information in order to gain experience as the field of pharmacogenomics evolves. The FDA advised that the agency would not use information from voluntary reports for regulatory decisions on the drug or biologic with which the voluntary data is associated. In addition, the FDA held a workshop on November 13 and 14, 2003 to discuss its draft guidance and stated that the agency plans in the near future to issue further guidance on the co-development of a pharmacogenomic test and drug. Our success will depend, in part, on how rapidly the pharmaceutical and biotechnology industry implements the guidance and, accordingly, the validity of our products and services as a basis for identifying genomic variation and for correlating drug response with genomic variation. Without this implementation by the pharmaceutical and biotechnology industry, we may be unable to market effectively any products we may have as well as any of our services and we may not generate sufficient revenues to sustain our operations.

        Within the field of personalized health and medicine, governmental and other entities may enact patient privacy and healthcare laws and regulations that may limit the use of genomic variation data. To the extent that these laws and regulations limit the use of our products and services or impose additional costs on our partners, we may be unable to market effectively our HAP™ Partnership, STRENGTH, CARING and Long QT programs and we may not generate sufficient revenues to sustain our operations.

        Additionally, public opinion on ethical issues related to the confidentiality and appropriate use of genetic testing results may influence governmental authorities to call for limits on, or regulation of the use of, genetic testing. In addition, governmental authorities or other entities may call for limits on, or regulation of the use of, genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. The occurrence of any of these events could reduce the potential markets for our products and services, which could prevent us from generating sufficient revenues to sustain our operations.

        Furthermore, we may be directly subject to regulations as a provider of diagnostic information. To the extent that these regulations restrict the sale of our products and services or impose other costs, we may be unable to provide our products and services to our customers on terms sufficient to recover our expenses.

If our partners do not seek, or do not receive, marketing approval for products developed, if any, using our HAP™ Technology, we may receive delayed royalty or other payments or no royalty or other payments at all.

        Any new drug, biologic or new drug or biologic indication our partners develop using our HAP™ Technology must undergo an extensive regulatory review process in the United States and other countries before a new product or indication of this kind could be marketed. This regulatory process can take many years and require substantial expense. Changes in FDA policies and the policies of similar foreign regulatory bodies can prolong the regulatory review of each new drug or biologic license application or prevent approval of the application. We expect similar delays and risks in the regulatory review process for any diagnostic product developed by our partners, whenever this regulatory review is required. Even if a product obtains marketing clearance, a marketed product and its manufacturer are subject to continuing review. A manufacturer may be forced to withdraw a product from the market if a previously unknown problem with a product becomes apparent. Because our future revenues will be dependent on the successful commercialization or development of products using our HAP™ Technology, any delay of our partners in obtaining, failing to obtain, or failing to maintain regulatory approval for a product developed using our HAP™ Technology may delay our receipt of royalty or other payments or prevent us from receiving royalty or other payments sufficient to recover our expenses.

If our partners are unable to obtain FDA approval for therapeutic or diagnostic products developed using our HAP™ Technology, the lack of regulatory approval will diminish the value of our HAP™ Technology.

        To date, no one has developed or commercialized any therapeutic product or commercialized any diagnostic product using our HAP™ Technology. We expect to rely on our program partners to file applications for regulatory approval and generally direct the regulatory review process and obtain FDA acceptance of products developed with our HAP™ Partnership and STRENGTH programs and our CARING and Long QT programs, if any. Our program partners may not submit an application for regulatory review. Even if they do submit applications, they may not be able to obtain marketing clearance for any products on a timely basis, if at all. If our partners fail to obtain required governmental clearances for therapeutic or diagnostic products, they will not be able to market these products unless and until they obtain these clearances. As a result, we may not receive royalty or other payments from our customers. The occurrence of any of these events may prevent us from generating revenues sufficient to sustain our operations.

If we do not successfully distinguish and commercialize our HAP™ Technology, we may be unable to compete successfully with our competitors or to generate revenue significant to sustain our operations.

        Numerous entities are attempting to identify genomic variation predictive of specific diseases and drug response and to develop products and services based on these discoveries. We face competition in these areas from pharmaceutical, biotechnology and diagnostic companies, academic and research institutions and government and other publicly-funded agencies, both in the United States and abroad, most of which have substantially greater capital resources, research and development staffs, facilities, manufacturing and marketing experience, distribution channels and human resources than we do.

        These competitors may discover, characterize or develop important technologies applying population genomics before us or our partners for our HAP™ Partnership and STRENGTH programs that are more effective than those technologies which we develop or which our partners for our HAP™ Partnership and STRENGTH programs develop, or these competitors may obtain regulatory approvals of their drugs and diagnostics more rapidly than our partners for our HAP™ Partnership and STRENGTH programs do, any of which could limit our ability to market effectively our HAP™ Technology.

        Some companies and governments are marketing or developing a number of databases and informatics tools to assist participants in the healthcare industry and academic researchers in the management and analysis of genomic data. Entities such as Perlegen Sciences, Celera Genomics Group and the International HapMap Project have developed or plan to develop databases containing gene sequence, genomic variation or other genomic information and are marketing or plan to market their data to pharmaceutical and biotechnology companies or plan to make freely available their databases. In addition, numerous pharmaceutical and biotechnology companies, such as GlaxoSmithKline plc, either alone or in partnership with our competitors, are developing genomic research programs that involve the use of information that can be found in these databases. Furthermore, companies, such as deCODE genetics, Inc., have technologies for using genetic variation in diagnostics and in the drug development process and have partnerships with companies employing these technologies.

        Genomic technologies have undergone, and are expected to continue to undergo, rapid and significant change. Our future success will depend in large part on maintaining a competitive position in the genomics field. Others may rapidly develop new technologies that may result in our products or technologies becoming obsolete before we recover the expenses that we incur in connection with the development of these products. Our HAP™ Technology could become obsolete if our competitors offer less expensive or more effective drug discovery and development technologies, including technologies that may be unrelated to genomics.

We depend on third-party products and services and limited sources of supply for our sequencing and genotyping laboratories.

        We rely on outside vendors to supply certain software, products and materials used in our laboratories. Some of these products and materials are obtained from a single supplier or a limited group of suppliers. Our reliance on outside vendors generally and a sole or a limited group of suppliers in particular involves several risks, including:

  •
  the inability to obtain an adequate supply of required software, products and materials due to capacity constraints, product defects, a discontinuance of a product by a supplier or other supply constraints;

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  reduced control over quality and pricing of software, products and materials; and

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  delays and long lead times in receiving software, products, or materials from vendors.

If we fail to maintain our computer hardware, software and related infrastructure, we could experience loss of, or delay in, revenues and market acceptance.

        Because our business requires manipulating and analyzing large amounts of data, we depend on the continuous, effective, reliable and secure operation of our computer hardware, software and related infrastructure. To the extent that our hardware or software malfunctions, we will experience reduced productivity. We protect our computer hardware through physical and software safeguards. However, our computer hardware is still vulnerable to fire, weather, earthquake, or other natural disaster and power loss, telecommunications failures, physical or software break-ins and similar events. In addition, the software and algorithmic components of our DecoGen® Informatics System are complex and sophisticated, and as such, could contain data, design or software errors that could be difficult to detect and correct. Users of our system may find software defects in current or future products. If we fail to maintain the necessary computer capacity and data to support our computational needs and our customers' drug and diagnostic discovery and development efforts, we could experience a loss in revenues, or a delay in receiving revenues and a delay in obtaining market acceptance for our technology.

Our operating results may fluctuate significantly and any failure to meet financial expectations may disappoint securities analysts or investors and result in a decline in our common stock price.

        Our operating results have fluctuated in the past and we expect they will fluctuate in the future. These fluctuations could cause our common stock price to decline. Some of the factors that could cause our operating results to fluctuate include:

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  recognition of non-recurring revenues due to receipt of license fees, achievement of milestones, completion of contracts or other revenues;

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  demand for and market acceptance of our HAP™ Partnership, STRENGTH, CARING and Long QT programs;

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  timing of the execution of agreements on our HAP™ Partnership, STRENGTH, CARING and Long QT programs and other material contracts;

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  our competitors' announcements or introduction of new products, services or technological innovations;

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  disputes regarding patents or other intellectual property rights;

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  securities class actions or other litigation;

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  adverse changes in the level of economic activity in the United States and other major regions in which we do business; and

  •
  general and industry-specific economic conditions, which may affect our partners' use of our HAP™ Technology.

        Due to volatile and unpredictable revenues and operating expenses, we believe that period-to-period comparisons of our results of operations may not be a good indication of our future performance. It is possible that our operating results may be below the expectations of securities analysts or investors. In this event, the market price of our common stock could fluctuate significantly or decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

        This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, liquidity position, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements. These expectations are based on certain assumptions regarding our research and development activities, projected expenditures, the ability of our technologies to improve the drug development process, success of our commercialization efforts and growth in our revenues and other factors relating to our business. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Readers are cautioned not to place undue reliance on our forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date on which they are made. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, The NASDAQ National Market listing fee, printing fees, the reasonable fees and expenses of specified counsel for the selling stockholders, and fees and expenses of our counsel and our accountants.

        A portion of the shares covered by this prospectus are, prior to their resale pursuant to this prospectus, issuable upon exercise of warrants described herein. Upon any exercise of the warrants by payment of cash, we will receive the exercise price of the warrants. If all of the warrants pursuant to which we are hereby registering the underlying shares of common stock were exercised, including the preferred stock warrant, we would receive aggregate proceeds of approximately $            . To the extent we receive cash upon any exercise of the warrants, we currently expect to use that cash for working capital and general corporate purposes.

SELLING STOCKHOLDERS

        The shares of common stock being sold by the selling stockholders consist of:

  •
  2,700,000 shares of our common stock issuable upon conversion of 270,000 shares of our series A preferred stock, which were issued pursuant to a series A purchase agreement dated as of October 29, 2003;

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  1,900,000 shares of our common stock issuable upon conversion of 190,000 shares of our series A preferred stock, such preferred shares being issuable pursuant to exercise of a preferred stock warrant dated as of October 29, 2003;

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              shares of our common stock issued upon conversion at the time of our initial public offering of            shares of our series A/KBL preferred stock, which were issued pursuant to a purchase agreement dated as of August 24, 1998;

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              shares of our common stock issued upon conversion at the time of our initial public offering of            shares of our series B/KBH preferred stock, which were issued pursuant to purchase agreements dated as of February 17, 2000 and March 8, 2000;

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              shares of our common stock issued upon conversion at the time of our initial public offering of            shares of our series C preferred stock, which were issued pursuant to a purchase agreement dated as of March 10, 2000; and

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              shares of our common stock issuable upon exercise of certain outstanding warrants.

        In connection with the registration rights we granted to the series A preferred stock purchaser and to other holders of our outstanding securities, we filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposal of the shares of common stock offered by this prospectus or interests therein from time to time on The NASDAQ National Market, in privately negotiated transactions or otherwise. We have also agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective for the period of time required under our agreements with the selling stockholders.

        The actual number of shares of common stock covered by this prospectus, and included in the registration statement of which this prospectus forms a part, includes additional shares of common stock that may be issued with respect to the shares of common stock, series A preferred stock or the warrants described herein as a result of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events. It does not cover any shares of our common stock that may be issued due to price-related anti-dilution adjustments following the date of this prospectus upon exercise of certain of the warrants described herein.

        As of November 10, 2003, we had 23,213,027 shares of our common stock issued and outstanding. The following table sets forth, to our knowledge, information about the selling stockholders as of November 10, 2003. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial ownership within 60 days after November 10, 2003 through the exercise or conversion of any stock option, warrant, preferred stock or other right. Unless otherwise indicated below, to our knowledge, all selling stockholders named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder named below.

	Shares of Common Stock Beneficially Owned Prior to Offering(1)			Shares of Common Stock Beneficially Owned After Offering(1)
Name of Selling Stockholders			Number of Shares of Common Stock Being Offered
	Number	Percentage		Number	Percentage
RAM Trading, Ltd.(2) c/o Ritchie Capital Management, LLC 2100 Enterprise Avenue Geneva, Illinois 60134	5,477,500	19.7%	4,600,000	877,500	*

*
less than 1%

(1)
We do not know when or in what amounts a selling stockholder may dispose of the shares of our common stock or interests therein. The selling stockholders may choose not to dispose of any or all of the shares of our common stock offered by this prospectus. Because the selling stockholders may offer all or some of the shares of our common stock or interests therein covered by this prospectus and pursuant to this offering, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of our common stock, we cannot estimate the number of the shares of our common stock that will be held by the selling stockholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of this offering, none of the shares of our common stock covered by this prospectus will be held by the selling stockholders.

(2)
Includes the following shares of our common stock covered by this prospectus: (i) 2,700,000 shares of our common stock issuable upon conversion of 270,000 shares of our series A preferred stock and (ii) 1,900,000 shares of our common stock issuable upon conversion of 190,000 shares of our series A preferred stock, such preferred shares being issuable upon exercise of a preferred stock warrant. RAM Trading, Ltd., a Cayman Islands corporation, has shared voting and dispositive power with the following entities and individual: Ritchie Capital Management, L.L.C., a Delaware limited liability company; RAM Capital, L.L.C., an Illinois limited liability company; RAM Capital Investments, Ltd., a Cayman Islands corporation; THR, Inc., an Illinois corporation; and A.R. Thane Ritchie, a United States citizen.

  Relationships with Selling Stockholders

        Other than as set forth in the table above, no selling stockholder has held any position or office with, and has not otherwise had a material relationship with, us within the past three years.

  Series A Preferred Stock

        Each share of series A preferred stock has a stated value of $22.50 and accrues a dividend of 2% per year, payable semi-annually in arrears on January 5 and July 5 of each year.

        Voting Rights.    Except as described below or as otherwise provided by law, the holders of our series A preferred stock generally have the right to vote together with the holders of our common stock, as a single class, on an as-converted basis. Each share of our series A preferred stock is entitled to one vote for each share of our common stock issuable upon conversion of our series A preferred stock. Each share of our series A preferred stock is currently convertible into ten shares of our common stock. In addition to the foregoing voting rights, without the approval of the holders of at least 66 2/3% of the outstanding shares of our series A preferred stock, voting separately as a class, we cannot, for so long as the series A purchaser or its affiliates own in the aggregate at least 60,000 shares of our series A preferred stock:

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  alter or change the rights, preferences or privileges of our series A preferred stock, including any increase in the number of authorized shares of our series A preferred stock;

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  authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of any capital stock or other equity securities of ours having rights, preference, privileges or priorities pari passu with or senior to our series A preferred stock;

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  pay any dividend or make any other distribution in respect of any securities junior to the series A preferred stock, other than a dividend payable solely in shares of common stock;

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  directly or indirectly redeem, purchase or otherwise acquire any of our capital stock or other equity securities, other than in specified circumstances;

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  liquidate, dissolve or wind up;

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  commence a voluntary case under any applicable bankruptcy law, consent to the appointment of a receiver for all or substantially all of our property and assets or effect any general assignment for the benefit of creditors;

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  create, incur or assume any indebtedness, except that we may incur indebtedness if the amount of indebtedness outstanding at such time, including the indebtedness to be incurred, does not exceed (1) $7,000,000 at any time after the preferred stock warrant has been exercised or (2) $11,000,000 at any time if the preferred stock warrant has not been exercised;

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  create, incur or assume any specified liens on our assets, other than in limited circumstances;

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  change in any material way the nature of our business; or

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  agree to do any of the foregoing.

        Optional Conversion.    Each share of our series A preferred stock is convertible into shares of our common stock at any time at the option of the holder. Each share of our series A preferred stock is convertible into a number of shares of our common stock equal to its original purchase price divided by the conversion price then in effect for our series A preferred stock. The original purchase price of our series A preferred stock is $22.50 per share, subject to adjustment in the event of stock splits, stock dividends, recapitalizations or similar events affecting such shares. The initial conversion price of our series A preferred stock is $2.25 per share, subject to adjustment in the event of stock splits, stock dividends, recapitalizations or similar events. Therefore, each share of our series A preferred stock is initially convertible into ten shares of our common stock.

        Mandatory Conversion at Our Election.    We may elect, on or after October 29, 2006, to require the holders of all outstanding shares of our series A preferred stock to convert such shares into our common stock if the per share closing price of our common stock, as quoted by The NASDAQ National Market, exceeds $7.00, as adjusted for stock splits, stock dividends, recapitalizations or similar events, for 23 consecutive business days.

        Optional Redemption.    The holders of at least 66 2/3% of the outstanding shares of our series A preferred stock may elect to require us to redeem all outstanding shares of our series A preferred stock for the original purchase price, plus all accrued but unpaid dividends as of the redemption date, on either October 29, 2006, 2007 or 2008. If, at the time of such redemption:

  •
  we do not have sufficient funds legally available to redeem all shares of our series A preferred stock; or

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  we have sufficient funds legally available to redeem all shares of our series A preferred stock, but elect to defer (for up to 12 months) the aggregate redemption amount due to the holders of our series A preferred stock, then, with respect to any shares of our series A preferred stock that were to have been redeemed and are not, the redemption price will be re-calculated such that, with respect to the remaining dividends, the dividend rate is increased to 10% per year for any shares that were not so redeemed. If we do not have sufficient funds to redeem all shares of our series A preferred stock, we are required to redeem a pro rata portion of each holder's shares of such stock out of funds legally available therefore and redeem the remaining shares as soon as practicable after we have legally available funds at the 10% dividend rate.

        Mandatory Redemption.    Under the terms of our series A preferred stock, we are required, unless the holders of at least 66 2/3% of our outstanding series A preferred stock elect otherwise, to redeem all then outstanding shares of our series A preferred stock if one or more of the following events occurs:

  •
  our common stock is delisted from The NASDAQ National Market;

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  we issue shares of our common stock, or securities convertible into common stock, with a purchase price of less than $2.25 per share, other than in limited circumstances;

  •
  we breach any representation or warranty contained in the series A purchase agreement or the registration rights agreement that has a material adverse effect on the holders of the series A preferred stock;

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  we breach any covenant or fail to perform any of our obligations under the series A purchase agreement or the registration rights agreement that has a material adverse effect on the holders of the series A preferred stock;

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  an involuntary case is commenced against us under any bankruptcy, insolvency or other similar law or we commence a voluntary case under any bankruptcy, insolvency or other similar law or consent to any receivership, liquidation or assignment for the benefit of creditors;

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  we default under any agreement entered into on or after October 7, 2003 under which we have incurred indebtedness for borrowed money in excess of $500,000;

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  we fail in good faith to attempt to cause this registration statement to become effective by February 26, 2004; or

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  we, prior to October 29, 2008, liquidate, dissolve or wind-up, transfer all or substantially all of our assets or are party to a merger or other change in control transaction in which our stockholders do not own a majority of our outstanding voting securities after such transaction.

        If we are required to redeem our series A preferred stock due to any of the foregoing events, we are required to pay each holder of shares of our series A preferred stock the original purchase price, plus an amount equal to the dividends that would otherwise have accrued and been payable on such shares through October 29, 2008 that have not otherwise been paid as of such redemption date. If we do not have sufficient funds to redeem all shares of our series A preferred stock, we are required to redeem a pro rata portion of each holder's shares of such stock out of funds legally available therefore and redeem the remaining shares as soon as practicable after we have legally available funds at an increased dividend rate of 10%.

        If we liquidate, dissolve or wind-up, transfer all or substantially all of our assets or are party to a merger or other change in control transaction in which our stockholders do not own a majority of our outstanding voting securities after such transaction, holders of our series A preferred stock are entitled to a liquidation preference equal to either, at the election of the holders of at least 66 2/3% of the outstanding shares of our series A preferred stock, (1) the stated value of our series A preferred stock, which is initially $22.50 per share, plus any accrued but unpaid dividends, or (2) the amount such holders would be entitled to if our series A preferred stock were converted into our common stock immediately prior to such event.

        Pre-emptive Rights.    If we issue any shares of our common stock or other equity or debt securities, or other securities or other rights convertible into or exercisable for any such security; other than in certain specified circumstances, we must first offer to sell each holder of our series A preferred stock and the holder of the preferred stock warrant, if outstanding, a specified portion of such securities. Each holder of shares of our series A preferred stock is entitled to purchase its specified portion of such securities at the most favorable price and on the most favorable terms as the securities are to be offered to any other person.

        Warrant.    The warrant issued to the series A purchaser may be exercised to acquire 190,000 shares of our series A preferred stock at an exercise price of $22.50 per share. The warrant is exercisable for cash and expires on December 31, 2005. We have the right to require the series A purchaser to exercise the warrant and purchase such shares at a specified time if the per share trading price of our common stock, as quoted on The NASDAQ National Market, exceeds $4.00 for 23 consecutive business days. The number of shares issuable is subject to adjustment in the event of stock splits, recapitalizations, reorganizations or similar events. Upon certain fundamental transactions, such as a merger or consolidation, the holder of the preferred stock warrant has the right to receive the same amount and kind of securities, cash or property upon exercise as it would have been entitled to receive had it been the owner of the shares of our series A preferred stock for which the preferred stock warrant is exercisable.

PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares that have been received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        Our common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. These sales may be effected in transactions, which may involve block transactions:

  •
  on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on these exchanges or systems or in the over-the-counter market, including negotiated sales;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

  •
  through the settlement of short sales.

        In connection with the sale of shares of our common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our shares of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. The selling stockholders may also pledge or hypothecate shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transaction. In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate.

        The aggregate proceeds to the selling stockholders from the sale of shares of our common stock offered by them will be the purchase price of our common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. However, upon any exercise of the warrants for cash described herein, we will receive the exercise price of the warrants. If all of the warrants pursuant to which we are hereby registering the underlying shares of our common stock were exercised, including the preferred stock warrant, we would receive aggregate proceeds of approximately $            upon the exercise of the warrants. To the extent we receive cash upon any exercise of the warrants, we currently expect to use that cash for working capital and general corporate purposes.

        In order to comply with the securities laws of some states, if applicable, shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states shares of our common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus, as it may be supplemented or amended from time to time, available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement which includes this prospectus.

        We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

        We have agreed with the selling stockholders to keep the registration statement, of which this prospectus forms a part, effective for the period of time required under our agreements with the selling stockholders.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

        The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP.

EXPERTS

        The financial statements as of December 31, 2002 and for the year ended December 31, 2002 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

        The audited financial statements as of December 31, 2001 and 2000 and for the two years ended December 31, 2001 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP (Andersen), independent public accountants, as indicated in their report with respect thereto. In 2002, Andersen ceased operations. A copy of the report previously issued by Andersen on our financial statements as of December 31, 2001 and 2000 and for the two years ended December 31, 2001 is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 as filed with the SEC on March 31, 2003, which is incorporated herein by reference. Such report has not been reissued by Andersen.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the sale of all the shares covered by this prospectus.

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 31, 2003 and as amended on April 8, 2003;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, filed with the SEC on May 15, 2003;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, filed with the SEC on August 14, 2003;

  •
  our Current Report on Form 8-K, filed with the SEC on November 5, 2003;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, filed with the Securities and Exchange Commission on November 14, 2003;

  •
  the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 11, 2000; and

  •
  all of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement.

        You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

  Genaissance Pharmaceuticals, Inc.
  Attention: Marcia Passavant
  Five Science Park
  New Haven, Connecticut 06511
  (203) 773-1450

***

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

A. Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Genaissance Pharmaceuticals, Inc. (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee—Securities and Exchange Commission	$1,054
Legal fees and expenses	$20,000
Accounting fees and expenses	$15,000
Miscellaneous expenses	$5,946

Total Expenses	$42,000

B. Item 15. Indemnification of Directors and Officers.

        Section 6 of Article FIFTH of our Amended and Restated Certificate of Incorporation provides that no director of our company shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

        Article V of our Amended and Restated By-laws provides that each person who may serve or who has served at any time as a director or officer of our corporation shall be indemnified by us against all expenses and liabilities (including attorneys' fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action or other legal proceeding, whether civil, criminal, administrative or investigative (other than a proceeding voluntarily initiated by such person, unless such person is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgement regarding such person's conduct) brought against such person by virtue of such person's position as a director or officer of our corporation. However, no indemnification will be provided for any such person with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of our corporation and, with respect to any criminal action or proceeding, such person had reasonable cause to believe his or her conduct was unlawful or, to the extent such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. In addition, as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, the payment and indemnification thereof must have been approved by our corporation, which approval shall not unreasonably be withheld, or by a court of competent jurisdiction. Such indemnification shall include payment by our corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under this article, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

        Indemnification is required to be made unless we determine that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by us that the director or officer did not meet the applicable standard of conduct required for indemnification, or if we fail to make an indemnification payment within 30 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give us written notice of the action for which indemnity is sought.

        Article V of our Amended and Restated By-laws further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers we must indemnify those persons to the fullest extent permitted by such law as so amended.

        Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

        We have entered into indemnification agreements with each of our directors and executive officers and have obtained insurance covering our directors and officers against losses and insuring us against certain of our obligations to indemnify our directors and officers.

        We maintain a general liability insurance policy which covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

        We have purchased directors' and officers' liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

C. Item 16. Exhibits.

Exhibit Number	Description
4.1
The Registrant's Amended and Restated Certificate of Incorporation, as amended, was filed as an exhibit to the Registrant's Current Report on Form 8-K, filed November 5, 2003, and is herein incorporated by reference.
4.2
The Registrant's Amended and Restated By-Laws was filed as an exhibit to the Registrant's Amendment No. 1 to the Registration Statement on Form S-1, dated June 30, 2000, and is herein incorporated by reference.
4.3
Specimen Certificate of the Registrant's Common Stock, $0.001 par value per share, was filed as an exhibit to the Registrant's Amendment No. 1 to the Registration Statement on Form S-1, dated June 30, 2000, and is herein incorporated by reference.
4.4
Specimen Certificate of the Registrant's Series A Preferred Stock, $0.001 par value per share, was filed as an exhibit to the Registrant's Current Report on Form 8-K, filed November 5, 2003, and is herein incorporated by reference.
5.1	Opinion of Hale and Dorr LLP. Filed herewith.
23.1	Consent of PricewaterhouseCoopers LLP. Filed herewith.
23.2	Consent of Hale and Dorr LLP (included in Exhibit 5.1 hereto).
24.1	Power of Attorney (included on the signature pages hereof.)
99.1
Series A Preferred Stock Purchase Agreement, dated as of October 29, 2003, by and between the Registrant and the Investor set forth therein, was filed as an exhibit to the Registrant's Current Report on Form 8-K, filed November 5, 2003, and is herein incorporated by reference.
99.2
Registration Rights Agreement, dated as of October 29, 2003, by and between the Registrant and the Investor set forth therein, was filed as an exhibit to the Registrant's Current Report on Form 8-K, filed November 5, 2003, and is herein incorporated by reference.
99.3
Warrant, dated as of October 29, 2003, issued by the Registrant to the Investor set forth therein, was filed as an exhibit to the Registrant's Current Report on Form 8-K, filed November 5, 2003, and is herein incorporated by reference.

        After reasonable efforts, the Registrant has not been able to obtain the consent of Arthur Andersen LLP to the incorporation by reference of their report in this Registration Statement, and the Registrant has dispensed with the requirement under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), to file their consent in reliance on Rule 437(a) promulgated under the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this Registration Statement, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP incorporated by reference herein or any omissions to state a material fact required to be stated therein.

D. Item 17. Undertakings.

        Item 512(a) of Regulation S-K.    The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2)   That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Item 512(b) of Regulation S-K.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Item 512(h) of Regulation S-K.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on this 14th day of November, 2003.

GENAISSANCE PHARMACEUTICALS, INC.
By:	/s/ KEVIN L. RAKIN Kevin L. Rakin President and Chief Executive Officer

        We, the undersigned officers and directors of Genaissance Pharmaceuticals, Inc., hereby severally constitute and appoint Kevin L. Rakin and Ben D. Kaplan, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Genaissance Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the 14th day of November, 2003.

Signature	Title
/s/ KEVIN L. RAKIN Kevin L. Rakin	President, Chief Executive Officer, Treasurer and Director (Principal Executive Officer)
/s/ BEN D. KAPLAN Ben D. Kaplan	Senior Vice President, Chief Financial Officer and Secretary (Principal Accounting and Financial Officer)
/s/ JÜRGEN DREWS Jürgen Drews, M.D.	Chairman of the Board
/s/ KAREN A. DAWES Karen A. Dawes	Director
/s/ JOSEPH KLEIN III Joseph Klein III	Director
/s/ HARRY H. PENNER, JR. Harry H. Penner, Jr.	Director
/s/ SETH RUDNICK Seth Rudnick, M.D.	Director
/s/ CHRISTOPHER WRIGHT Christopher Wright	Director

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Table of Contents
PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES